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                                                                    EXHIBIT 11.1

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

               COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

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                                                                       THREE
                                             JUNE 29                   MONTHS
                                             THROUGH     YEAR ENDED    ENDED
                                           DECEMBER 31, DECEMBER 31, MARCH 29,
                                               1995         1996        1997
                                           ------------ ------------ ----------
   PRO FORMA COMPUTATION OF PRIMARY NET
    LOSS PER SHARE:
   Net loss..............................   $  (19,715)  $   (2,742) $  (10,731)
                                            ==========   ==========  ==========
   Weighted average number of common
    stock and common stock equivalents
    outstanding..........................   14,053,575   14,276,028  15,420,459
   Net additional shares issuable in con-
    nection with stock options pursuant
    to the treasury stock method.........      361,956      361,956         --
                                            ----------   ----------  ----------
   Weighted average number of common
    stock and common stock equivalents...   14,415,531   14,637,984  15,420,459
                                            ==========   ==========  ==========
   Pro forma net loss per share..........   $    (1.37)  $    (0.19) $    (0.70)
                                            ==========   ==========  ==========
   SUPPLEMENTAL PRO FORMA COMPUTATION OF
    PRIMARY NET LOSS PER SHARE:
   Weighted average number of common
    stock and common stock equivalents...   14,415,531   14,637,984  14,276,028
   Shares to be issued...................    2,821,000    2,821,000   2,821,000
                                            ----------   ----------  ----------
                                            17,236,531   17,458,984  17,097,028
                                            ==========   ==========  ==========
   Net income (loss):
    As reported..........................   $  (19,715)  $   (2,742) $  (10,731)
    Add: interest paid...................        2,322        4,650         469
    Less: tax effect.....................         (929)      (1,860)       (160)
                                            ----------   ----------  ----------
    As adjusted..........................   $  (18,322)  $       48  $  (10,422)
                                            ==========   ==========  ==========
   Supplemental pro forma net loss per
    share................................   $    (1.06)  $      --   $   (0.61)
                                            ==========   ==========  ==========
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